Press Release


                  ATEC Group Announces Rejoining of B.J. Singh
                           as Chief Executive Officer

     COMMACK, N.Y.-- (BUSINESS WIRE)- December 31, 2001, ATEC Group, Inc. (AMEX:
TEC) a leading system integrator and provider of a full line of information technology products and services, announced today that B.J.Singh a former President and a Director will rejoin the Company as the Chief Executive Officer and a Director. Surinder Rametra and Ashok Rametra will continue to serve as Chairman and President, respectively.

     Surinder Rametra stated "I am pleased to once again have B.J.Singh to be part of the ATEC management team. B.J brings great marketing skills and excellent leadership abilities to ATEC. With our strong financial position, team of dedicated and talented professionals, I am confident that B.J can help to achieve our targeted internal growth."

     Surinder continued, "B.J and I along with other senior management have worked side by side to guide ATEC Group's growth since 1995, and together we have been able to raise the company's visibility in the marketplace and achieve many quarters, and years, of profitability."

About ATEC Group

     Based in Commack, New York, ATEC Group, Inc., is a leading system integrator and provider of a full line of information technology solutions and services. Its Technology Integration Services (TIS) division is a one-stop provider for the computer needs of enterprise customers including businesses, government agencies and educational institutions. TIS offers supply chain management, LAN/WAN, system integration, staffing, Internet and e-commerce solutions. ATEC Branded Solutions(TM) provides enterprise architecture and blueprints for successful solutions. Its Global Distribution (GD) division is a B2B division that offers a unique combination of price and delivery to other resellers, retailers and enterprise customers. The company is positioned for growth through Nexar Technologies, its PC manufacturing division, and growth within Internet, e-commerce and staffing solutions.

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     For more information on ATEC Group, please visit the company's web site at
www.atecgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including, but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.


CONTACT: Jim Charles, CFO
         (631) 543-2800


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